Exhibit 10.1

October 30, 2006

Robert Hargadon

4327 Lake Washington Blvd. #6208

Kirkland, WA 98033

Dear Robert:

We are delighted to extend you an offer to be Vice President, Human Resources at drugstore.com* starting on 11/13/2006.

We are offering you an annual salary of $220,000, which will be paid every two weeks in accordance with the Company’s standard payroll policies. You will be eligible to receive an annual target bonus of 25% of your annual salary, based on both company and individual performance. Depending on the level of company and individual performance, you may receive between 0% and 140% of this target amount. Executive bonus compensation for subsequent years will be determined by the Board of Directors and CEO. Your compensation package will be reviewed annually. Other company-provided benefits, for which you are eligible, including health and welfare benefits, will be reviewed with you in detail on your first day of employment.

At the start of your employment, you will be eligible for an option (the “Option”) to purchase 225,000 shares of drugstore.com, inc. common stock (the “Option Shares”). Your Option will be granted by a committee of the board of directors as soon as practicable after you commence employment. Your vesting commencement date will be your first day of employment. The exercise price of the Option Shares will be determined by the committee and will be based on fair market value on the Friday after you commence employment. The vesting schedule will be no less generous than that offered to new employees today (20% vest at 6 months and the remaining vesting quarterly for the 3.5 years following the initial vesting date). The Option will be subject to the terms of the Company’s 1998 Stock Option Plan and the related Stock Option Agreement between you and drugstore.com*.

In appreciation for your decision to join us, we will pay you a signing bonus of $8,000. This bonus will be payable in accordance with our standard payroll policies and subject to applicable withholding taxes. If your employment with drugstore.com* is terminated for any reason prior to the second anniversary of your start date, you will be responsible for reimbursing the Company for the $8,000 signing bonus, on a pro-rated monthly basis. This bonus will be paid at the first payroll after you commence employment with the company.

This offer is contingent on your completion of our standard form Confidentiality and Inventions Agreement and employment application prior to commencing employment, copies of which are enclosed with this letter. If you have any questions about this agreement, please call us. This offer is also contingent on the successful completion of a background check. The results must be reviewed and accepted by drugstore.com* in accordance with our guidelines prior to your start date as stated in this offer letter. If the results are unacceptable, this offer will be rescinded.

Throughout your employment with drugstore.com*, you will be an at-will employee. This means that you may terminate your employment with drugstore.com* at any time with or without cause, and with or without notice. Similarly, drugstore.com* may terminate your employment at any time, with or without cause, and with or without notice. Your at-will employment status may not be orally altered by any drugstore.com* employee, and may be altered in writing only by the CEO of the Company.

Congratulations! All of us at drugstore.com* are very excited that you’re joining the team and look forward to a beneficial and rewarding relationship. Kindly indicate your consent to the terms in this offer letter by signing and returning a copy to us at your earliest convenience.

Sincerely,

/s/ Dawn Lepore
Dawn Lepore President, CEO and Chairman

Agreed and Accepted:	/s/ Robert Hargadon	Date:	11/2/2006
Robert Hargadon

*	drugstore.com and/or its affiliates and subsidiaries